EXHIBIT 99

                                 News Release

            For Information Contact:
Derek P. Schmidt,Vice President, Corporate Finance (563) 272-7344
Kurt A. Tjaden, Vice President and Chief Financial Officer (563) 272-7400

HNI CORPORATION LOWERS THIRD
QUARTER SALES AND EARNINGS OUTLOOK

MUSCATINE, Iowa (September 17, 2012) – HNI Corporation (NYSE: HNI) announced today third quarter 2012 revenue and operating profit are expected to be below the Corporation’s previous outlook due to softer than expected demand in its office furniture segment. Order patterns in both the supplies-driven and contract businesses have recently slowed as a result of broader macroeconomic concerns.  The Corporation now estimates third quarter sales to be up 7 to 10 percent over prior year compared to the previous guidance of 11 to 14 percent. In addition to lower sales, profits are also expected to be negatively impacted by operational performance during the quarter.  Operations were challenged by the extreme summer heat which adversely impacted production ramp up efficiencies during the Corporation’s peak demand season for office furniture.  As a result, the Corporation expects third quarter non-GAAP earnings per diluted share to be similar to the prior year period when it was $0.55, compared to its previous guidance of $0.65 to $0.70.  Non-GAAP earnings per diluted share excludes restructuring charges and transition costs.

"Economic uncertainty appears to be constraining the near-term growth momentum of office furniture.  We remain confident in our strategies and will continue to closely monitor our markets, aggressively manage operating expenses, and invest in long-term growth," said Stan Askren, Chairman, President and CEO of HNI Corporation.

HNI expects to issue a press release announcing third quarter 2012 results after market close on Wednesday, October 17, 2012 and hold a conference call on Thursday, October 18, 2012 to discuss third quarter results and the fourth quarter 2012 outlook.

Non-GAAP Financial Measures
This news release contains certain non-GAAP financial measures.  A "non-GAAP financial measure" is a numerical measure of a company's financial performance that excludes or includes amounts different than the most directly comparable measure calculated and presented in accordance with GAAP in the statements of income, balance sheets or statements of cash flow of the company.  We have provided a reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measure.

The non-GAAP financial measures used within this news release is net income per diluted share (i.e., EPS), excluding restructuring and impairment charges and transition costs.  Non-GAAP EPS is calculated using the Corporation’s overall effective tax rate for the period.  We present this measure because management uses this information to monitor and evaluate financial results and trends.  Management believes this information is also useful for investors.  This news release also contains a forward-looking estimate of non-GAAP earnings per diluted share for the third quarter 2012.  We provide such non-GAAP measures to investors on a prospective basis for the same reasons we provide them to investors on a historical basis.  We are unable to provide a reconciliation of our forward-looking estimate of non-GAAP earnings per diluted share to a forward-looking estimate of GAAP earnings per diluted share because certain information needed to make a reasonable forward-looking estimate of GAAP earnings per diluted share for the third quarter is difficult to predict and estimate, including unknown charges related to asset impairments (fixed assets, intangibles or goodwill), unanticipated acquisition related costs and other unanticipated non-recurring items not reflective of ongoing operations.

About HNI Corporation
HNI Corporation is a NYSE traded company (ticker symbol: HNI) providing products and solutions for the home and workplace environments.  HNI Corporation is the second largest office furniture manufacturer in the world and is also the nation’s leading manufacturer and marketer of gas- and wood-burning fireplaces.  The Corporation’s strong brands, including HON®, Allsteel®, Gunlocke®, Paoli®, Maxon®, Lamex®, HBF® , Artco-Bell™, Midwest Folding Products™ LSI Corporation of America™, ERGO®, Heatilator®, Heat & Glo®, Quadra-Fire® and Harman Stove™ have leading positions in their markets.  HNI Corporation is committed to maintaining its long-standing corporate values of integrity, financial soundness and a culture of service and responsiveness.  More information can be found on the Corporation’s website at www.hnicorp.com.

Forward Looking Statements
This release contains "forward-looking" statements that refer to future events and expectations.  These statements address future plans, outlook, objectives and financial performance including expectations for future sales growth and earnings per diluted share (GAAP and non-GAAP) for the third quarter of fiscal 2012.  In addition, forward looking statements may be identified by words such as “anticipate,” “believe,” “could,” “confident,” “estimate,” “expect,” “forecast,” “hope,” “intend,” “likely,” “may,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and variations of such words and similar expressions.  Forward-looking statements involve known and unknown risks, which may cause the Corporation's actual future results to differ materially from expected results.  These risks include, without limitation:  the Corporation's ability to realize financial benefits from its (a) price increases, (b) cost containment and business simplification initiatives, (c) investments in strategic acquisitions, new products and brand building, (d) investments in distribution and rapid continuous improvement, (e) ability to maintain its effective tax rate, (f) repurchases of common stock and (g) consolidation and logistical realignment initiatives; uncertainty related to the availability of cash and credit, and the terms and interest rates on which credit would be available, to fund operations and future growth; lower than expected demand for the Corporation's products due to uncertain political and economic conditions; slow or negative growth rates in global and domestic economies and the protracted decline in the domestic housing market; lower industry growth than expected; major disruptions at key facilities or in the supply of any key raw materials, components or finished goods; competitive pricing pressure from foreign and domestic competitors; higher than expected costs and lower than expected supplies of materials; higher costs for energy and fuel; changes in the mix of products sold and of customers purchasing; relationships with distribution channel partners, including the financial viability of distributors and dealers; restrictions imposed by the terms of the Corporation’s revolving credit facility and note purchase agreement; currency fluctuations and other factors described in the Corporation's annual and quarterly reports filed with the Securities and Exchange Commission on Forms 10-K and 10-Q.  The Corporation undertakes no obligation to update, amend or clarify forward-looking statements.

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Third Quarter – Non-GAAP Financial Measures – Continuing Operations
(Reconciled with most comparable GAAP financial measures)

Dollars in millions except per share data	Three Months Ended 10/01/2011
	Operating Income	EPS
As reported (GAAP)	$40.4	$0.55
% of net sales	8.0%

Restructuring and impairment	$0.4	$0.00
Transition costs	$0.1	$0.00

Results (non-GAAP)	$41.0	$0.55
% of net sales	8.1%